February 11, 2005

Friedman Industries, Incorporated (AMEX – Trading Symbol: FRD)

Dateline: Houston, Texas

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES THE RESTATEMENT OF ITS FINANCIAL STATEMENTS FOR THE QUARTER ENDED SEPTEMBER 30, 2004

     During the financial reporting process associated with the financial results of Friedman Industries, Incorporated (the “Company”) for the quarter ended December 31, 2004, the Company determined that it had over accrued accounts payable at September 30, 2004 as the result of double booking a liability for materials received. During the quarter ended September 30, 2004, the Company received steel coils and recorded a liability for this purchase. Subsequently, these same coils were shipped to other companies for processing into slit coils or pipe. After processing, the Company received the material and incorrectly recorded a liability for the entire receipt instead of only the processing and shipping charges. As a result, the Company’s management and the audit committee of the Company’s board of directors concluded that the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 should no longer be relied upon because of the above-described error in such financial statements.

     The Company will file an amendment to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, reflecting all necessary adjustments, prior to filing its Quarterly Report on Form 10-Q for the period ended December 31, 2004.

     As a result of correcting the error, the Company’s net income for the quarter ended September 30, 2004 increased by $281,531 ($0.04 per share diluted) to $2,261,133 ($0.29 per share diluted). Set forth below is the Company’s Summary of Operations for the three and six months ended September 30, 2004, which has been restated to reflect all necessary adjustments.

SUMMARY OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	Sept. 30,		Sept. 30,
	2004	2003	2004	2003
	(Restated)		(Restated)
Net sales	$49,020,241	$25,410,689	$93,935,945	$50,614,859
Total costs and other income	45,450,028	24,969,382	87,807,703	49,465,574
Earnings before income taxes	3,570,213	441,307	6,128,242	1,149,285
Income taxes	1,309,080	150,045	2,248,280	390,758
Net earnings	$2,261,133	$291,262	$3,879,962	$758,527
Weighted average common shares outstanding
Basic	7,581,906	7,573,239	7,578,572	7,573,239
Diluted	7,785,196	7,632,571	7,756,424	7,615,163
Earnings per share
Basic	$0.30	$0.04	$0.51	$0.10
Diluted	$0.29	$0.04	$0.50	$0.10

For further information, please contact Mr. Ben Harper, Senior Vice President – Finance at (713) 672-9433.